Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TAYLOR CAPITAL GROUP, INC.

(Original Certificate of Incorporation filed October 9, 1996;

First Amended and Restated Certificate of Incorporation filed June 28, 2002;

Second Amended and Restated Certificate of Incorporation filed September 20, 2005;

Third Amended and Restated Certificate of Incorporation filed September 29, 2008)

Taylor Capital Group, Inc., a corporation originally incorporated on October 9, 1996 and organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, as amended (“DGCL”), does hereby certify that this Fourth Amended and Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”) set forth below has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

FIRST: The name of the corporation is Taylor Capital Group, Inc.

SECOND: The corporation’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company.

THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Fifty-Five Million (55,000,000), consisting of (a) Forty-Five Million (45,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), 104,823 shares of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred”), and 1,350,000 of which are designated as Nonvoting Convertible Preferred Stock (the “Nonvoting Preferred”), each with the respective voting powers, preferences, rights, qualifications, limitations and restrictions set forth in Section B.2 below.

The designations, powers, preferences and relative participating, optional or other special rights of the Common Stock and the Preferred Stock, and the qualifications, limitations or restrictions thereof, are as follows:

A. COMMON STOCK.

1. Voting. Except as otherwise provided by law, on all matters on which the holders of Common Stock shall be entitled to vote, each share of Common Stock shall entitle the holder thereof to one vote per share.

2. Dividends. Subject to the express terms of any series of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the Board of Directors of the corporation may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends.

3. Liquidation. The holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the corporation (voluntary or involuntary), all assets of the corporation which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.

4. Purchases. Subject to any applicable provisions of this Article FOURTH, the corporation may at any time or from time to time purchase or otherwise acquire shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.

B. PREFERRED STOCK.

1. Subject to the other provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting rights, designations, powers, preferences and relative, participating, optional or other rights, and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares as may be permitted by law. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The authority of the Board of Directors of the corporation with respect to each series shall include, but not be limited to, the determination or fixing of the following: (i) the designation of such series; (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the corporation, and whether such dividends shall be cumulative or non-cumulative; (iii) whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption; (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange; (vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise; (vii) the restrictions, if any, on the issue or reissue of any additional shares of such series; and (viii) the rights of the holders of the shares of such series upon the liquidation, dissolution or distribution of assets of the corporation.

2. In accordance with this Article FOURTH, the Board of Directors has designated certain shares of Preferred Stock into: (i) a series with the voting powers, preferences, rights, qualifications, limitations and restrictions with respect to the Series B Preferred of the corporation as set forth in Exhibit A hereto; and (ii) a series with the voting powers, preferences, rights, qualifications, limitations and restrictions with respect to the Nonvoting Preferred of the corporation as set forth in Exhibit B hereto.

C. ISSUANCE OF STOCK. Subject to any applicable preemptive rights of any series of Preferred Stock as may then be outstanding, shares of capital stock of the corporation may be issued by the corporation from time to time, in accordance with the procedures set forth in the corporation’s By-laws, in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the Board of Directors and as shall be permitted by law.

FIFTH: The business and affairs of the corporation shall be managed by, or under the direction of, the Board of Directors and all power and authority conferred upon the Board of Directors by the DGCL shall be exercised and performed, in accordance with Section 141(a) thereof, by the Board of Directors of the corporation. Each director shall be elected for a one-year term. At each annual meeting of the corporation’s stockholders, directors will be elected, by the holders of the shares entitled to vote generally in the election of directors, to succeed those directors whose terms are expiring. Except as hereinafter provided, a director shall hold office until the annual meeting of stockholders of the corporation in the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to such director’s prior death, resignation, retirement or removal from office. Subject to the terms of any series of Preferred Stock then outstanding, one or more directors may be removed from office, and a new director or directors may be elected to fill the vacancy or vacancies created by such removal, by a vote of stockholders at a duly called meeting of stockholders. Except as required by law or the provisions of this Certificate of Incorporation or the terms of any series of Preferred Stock then outstanding, all vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto.

SIXTH: Subject to any applicable rights granted to holders of a particular series of Preferred Stock, any action required or permitted to be taken by the stockholders of the corporation shall be effected only at a duly called annual or special meeting of stockholders of the corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the DGCL or any other provisions thereof.

SEVENTH:

A. Amendment of By-Laws. Except as otherwise provided in this Article SEVENTH, the Board of Directors of the corporation is authorized to adopt, amend or repeal the By-laws of the corporation, subject to applicable law. The affirmative vote of the holders of a majority of the total outstanding voting stock of the corporation, present in person or represented by proxy, at any meeting of stockholders at which a quorum is present shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Sections 2.3, 2.6, 2.9, 3.2, 4.4, and 8.1(b) of the By-laws of the corporation, as amended, and in effect on the date hereof.

B. Election of Directors. Elections of Directors need not be by written ballot unless the By-laws of the corporation shall so provide.

C. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide.

D. Books of Corporation. The books of the corporation may be kept at such place within or without the State of Delaware as the By-laws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH: No Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this Article NINTH shall not eliminate or limit the liability of a Director: (i) for any breach of the Director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (or the corresponding provision of any successor act or law); or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment, alteration or repeal of this Article NINTH shall apply to or have any effect on the rights of any individual referred to in this Article NINTH or with respect to acts or omissions of such individual occurring prior to such amendment, alteration or repeal. If the DGCL is amended after the effective date of this Article to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of directors for breach of fiduciary duty as a director, then the personal liability of a director to the corporation or its stockholders shall be eliminated or limited to the full extent permitted by the DGCL.

TENTH: The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Incorporation to be signed by its Chairman of the Board on May 31, 2012.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Bruce W. Taylor
Bruce W. Taylor
Chairman of the Board c/o Cole Taylor Bank
9550 West Higgins Road
Rosemont, Illinois 60018

EXHIBIT A

TERMS OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 104,823.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Exhibit A to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. As used solely in this Exhibit A to the Fourth Amended and Restated Certificate of Incorporation of the corporation (including the Standard Provisions in Annex A hereto), the following terms shall have the meanings set forth below. Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings given to such terms in the Fourth Amended and Restated Certificate of Incorporation.

(a) “Common Stock” means the common stock, par value $0.01 per share, of the corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $26,205,750.

(f) “Parity Stock” means any class or series of stock of the corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means the Original Issue Date as defined in Annex A.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of Exhibit A to the Fourth Amended and Restated Certificate of Incorporation of the corporation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means Exhibit A to the Fourth Amended and Restated Certificate of Incorporation of the corporation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a) hereof.

(i) “Dividend Record Date” has the meaning set forth in Section 3(a) hereof.

(j) “Liquidation Preference” has the meaning set forth in Section 4(a) hereof.

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b) hereof.

(m) “Preferred Stock” means any and all series of preferred stock of the corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the corporation to persons other than the corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the corporation at the time of issuance under the applicable risk-based capital guidelines of the corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b) hereof.

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a) hereof.

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the corporation of capital stock of the corporation for resale pursuant to an offering by the corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the corporation, subject to the rights of any creditors of the corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the corporation shall be entitled to receive all remaining assets of the corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the corporation, shall not constitute a liquidation, dissolution or winding up of the corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the corporation, after which time the holders of the shares so called for redemption shall look only to the corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the corporation. The corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

EXHIBIT B

TERMS OF NONVOTING CONVERTIBLE PREFERRED STOCK

ARTICLE I

DEFINITIONS

As used solely within this Exhibit B to the Fourth Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc., the following terms shall have the meanings set forth below. Capitalized terms used in this Exhibit B and not otherwise defined herein shall have the meanings given to such terms in the Fourth Amended and Restated Certificate of Incorporation.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Automatic Conversion” means a conversion of Nonvoting Preferred pursuant to Article II, Section 4 hereof.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the Securities and Exchange Commission is closed.

“Common Stock” means the common stock of the corporation, par value $0.01 per share, or any other capital stock of the corporation into which such common stock shall be reclassified or changed.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Nonvoting Preferred, and its successors and assigns.

“Conversion Date” means, with respect to any given share of Nonvoting Preferred, the date on which such share of Nonvoting Preferred has been converted pursuant to Article II, Section 4(a) hereof.

“Converted Stock Equivalent Amount” means, for each share of Nonvoting Preferred, one share of Common Stock; provided that if, after issuance of any shares of Nonvoting Preferred, the corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, the “Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Nonvoting Preferred shall be adjusted as if such action applied to the shares of Common Stock represented by the Converted Stock Equivalent Amount.

“DTC” shall have the meaning set forth in Article II, Section 4(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Holder” means the Person in whose name shares of the Nonvoting Preferred are registered, which may be treated by the corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Nonvoting Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the corporation’s assets, exchange or tender offer by the corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Prairie Holder” means each of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P., and each of their respective Affiliates, successors and assigns, including, with respect to any shares of Nonvoting Preferred originally issued to Prairie Capital IV, L.P. or Prairie Capital IV QP, L.P., any Person to whom any such shares are sold, assigned or otherwise transferred.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” means any class or series of capital stock of the corporation the terms of which expressly provide that such class or series will rank senior to the Common Stock or the Nonvoting Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Transfer Agent” means the corporation acting as transfer agent, registrar, paying agent and Conversion Agent for the Nonvoting Preferred and its successors and assigns.

“Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

“Voting Securities” means capital stock of the corporation that is then entitled to vote generally in the election of directors of the corporation.

“Widely Dispersed Offering or Conversion Event” means a Transfer by any Holder of Nonvoting Preferred: (i) pursuant to any public offering or public sale of securities of the corporation (including, without limitation, a public offering registered under the Securities Act and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (ii) to a Person or group of Persons (within the meaning of the

Exchange Act) if, after such Transfer, such Person or group of Persons in the aggregate would own or control more than 50% of the outstanding Voting Securities without any Transfer from any Holder, (iii) to a Person or group of Persons (within the meaning of the Exchange Act) in a transaction or series of related transactions in which no transferee would receive in such transaction or series of related transactions more than two percent (2%) of the outstanding Voting Securities, (iv) pursuant to a merger, consolidation or similar transaction involving the corporation if, after such transaction, a Person or group of Persons (within the meaning of the Exchange Act) in the aggregate would own or control more than 50% of the outstanding Voting Securities (provided that the transaction has been approved by the corporation’s Board of Directors or a committee thereof), or (v) to a Person or group of Persons (within the meaning of the Exchange Act) who have been approved by the Federal Reserve Board to hold the number of Voting Securities held by such Person or group of Persons (within the meaning of the Exchange Act) after giving effect to the Transfer by the Holders.

ARTICLE II

NONVOTING PREFERRED

1. Designation and Number of Shares. There shall be a series of preferred stock designated “Nonvoting Convertible Preferred Stock.” The number of authorized shares of Nonvoting Preferred shall be 1,350,000. The corporation shall have the authority to issue fractional shares of Nonvoting Preferred.

2. Dividends.

(a) General. Each Holder shall be entitled to receive, with respect to the shares of Nonvoting Preferred held by such Holder, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Nonvoting Preferred (rounding any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Nonvoting Preferred, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Article I in the definition of “Converted Stock Equivalent Amount.” The corporation shall not declare a dividend or distribution to the holders of the Common Stock unless a dividend or distribution (as described above) is also made to the Holders in accordance with this Article II, Section 2(a). Notwithstanding anything set forth in this Article II, Section 2(a), if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Nonvoting Preferred shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Nonvoting Preferred equal to the number of shares of Common Stock that would otherwise be subject to such right or warrant. The Nonvoting Preferred shall have no fixed dividend rate. Each declared dividend or distribution shall be payable to the holders of record of Nonvoting Preferred at the same time as dividends or distributions are payable to the holders of record of Common Stock. The corporation shall not declare or pay a dividend or distribution to the holders of the Nonvoting Preferred other than as expressly provided in this Article II, Section 2(a).

(b) Priority of Dividends. The Nonvoting Preferred shall rank junior with regard to dividends to the Senior Stock. The Nonvoting Preferred shall have the same priority, with regard to dividends, as the Common Stock.

3. Liquidation Rights.

(a) Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the corporation legally remaining available for distribution to the corporation’s stockholders shall be distributed pro rata among (i) the holders of Common Stock, (ii) the Holders (with each such Holder being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Nonvoting Preferred immediately prior to such Liquidation Event, excluding any fractional shares resulting from such computation), and (iii) the holders of any other securities of the corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(b) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Article II, Section 3, the merger or consolidation of the corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the corporation, shall not constitute a liquidation, dissolution or winding up of the corporation.

4. Conversion.

(a) Automatic Conversion Immediately Upon any Widely Dispersed Offering or Conversion Event. Effective immediately upon any Widely Dispersed Offering or Conversion Event, subject to compliance with the conversion procedures set forth in Article II, Section 4(b) below, all Nonvoting Preferred Transferred in that Widely Dispersed Offering or Conversion Event shall automatically be converted into a number of shares of Common Stock equal to the product of the number of shares of Nonvoting Preferred being converted and the Converted Stock Equivalent; provided that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7 hereof. Upon the conversion of Nonvoting Preferred pursuant to a Automatic Conversion, the shares of Nonvoting Preferred converted pursuant to the Automatic Conversion shall not be deemed outstanding for any purpose, and such converting Holders shall have no rights with respect to the Nonvoting Preferred, just the right to receive the shares of Common Stock or other securities issuable upon the conversion of such Nonvoting Preferred.

(b) Transfer Procedures. Upon the physical surrender of the certificate representing a share of Nonvoting Preferred converted pursuant to Article II, Section 4(a) hereof to the corporation, together with a written certification to the effect that such shares of Nonvoting Preferred are being Transferred pursuant to a Widely Dispersed Offering or Conversion Event in accordance with Article II, Section 4(a) hereof (a “Transfer Certification”), the corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Holder making the Transfer may request, representing the aggregate number of shares of Common Stock issued upon conversion of the shares of Nonvoting Preferred being Transferred pursuant to Article II, Section 4(a) hereof and represented by such certificate (provided that, if the transfer agent for the Common Stock is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, such transfer agent shall instead credit such number of full shares of Common Stock to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). The failure of any Holder making the Transfer of shares of Nonvoting Preferred to deliver to the corporation a Transfer Certification in accordance with this Article II, Section 4(b) shall be deemed, for all purposes, to be a certification by such transferor Holder that such proposed Transfer shall not be made pursuant to a Widely Dispersed Offering or Conversion Event in accordance with Article II, Section 4(a) hereof. In the event that less than all of the shares of Nonvoting Preferred represented by a certificate are Transferred pursuant to Article II, Section 4(a) hereof, the corporation shall promptly issue a new certificate registered in the name of the Transferor Holder representing such remaining shares of Nonvoting Preferred not subject to such Transfer.

(c) No Responsibility of the Corporation. In connection with any Transfer or conversion of any shares of Nonvoting Preferred pursuant to or as permitted by Article II, Section 4(a) hereof:

(i) The corporation shall be under no obligation to make any investigation of facts.

(ii) Except as otherwise required by law, neither the corporation nor any director, officer, employee or agent of the corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Common Stock in connection with any such conversion.

(d) Legend. Every certificate representing shares of Nonvoting Preferred shall bear a legend on the face thereof providing as follows:

“The shares of Nonvoting Preferred Stock represented by this certificate are subject to provisions with respect to, including requirements for, sale, assignment or other transfer set forth in Article II, Section 4 of Exhibit B to the Fourth Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc., including a provision providing for automatic conversion of shares of Nonvoting Preferred Stock into shares of Common Stock upon sale, assignment or other transfer pursuant to a Widely Dispersed Offering or Conversion Event (as defined therein).”

(e) No Effect on Other Obligations. Nothing contained in this Article II, Section 4 shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under this Exhibit B or applicable law.

(f) Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Nonvoting Preferred, and such shares of Nonvoting Preferred shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares; provided that Holders shall have the right to receive any declared and unpaid dividends as of the Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(g) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Nonvoting Preferred or other property issuable upon conversion of the Nonvoting Preferred on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock immediately upon the Widely Dispersed Offering or Conversion Event in the case of a conversion pursuant to a Automatic Conversion.

5. Voting Rights.

(a) General. The holders of the Nonvoting Preferred shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders shall not be entitled to vote on any matter presented to the stockholders of the corporation for their action or consideration.

(b) Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the Holders representing a majority of the number of shares of Common Stock into which the outstanding shares of Nonvoting Preferred are convertible (assuming for this purpose that each share of Nonvoting Preferred is convertible into the Converted Stock Equivalent Amount), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) authorize or issue, or obligate the corporation to issue, any Senior Stock; (B) increase the authorized number of shares of Nonvoting Preferred; (C) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Nonvoting Preferred designated hereunder; (D) amend the Certificate of Incorporation or By-laws of the corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the Holders; or (E) amend or waive any provision of this Exhibit B applicable to the Holders or the Nonvoting Preferred.

(c) Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the corporation, that requires a separate vote of the Holders voting as a single class, may be taken by the Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Nonvoting Preferred entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to the Corporate Secretary of the corporation at its principal executive office.

6. Subdivision; Stock Splits; Combinations. The corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Nonvoting Preferred into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Nonvoting Preferred into a smaller number of shares.

7. Reorganization, Reclassification, Consolidation, Merger or Sale. In the event an Organic Change occurs, each share of Nonvoting Preferred shall be treated the same as each share of Common Stock, taking into account any adjustment of the Converted Stock Equivalent Amount. In the event that holders of shares of Common Stock have the option to elect the form of consideration to be received in such Organic Change, Holders shall have the same election privileges as the holders of Common Stock. In all cases, if any of the securities otherwise receivable pursuant to an Organic Change are “voting securities” for bank regulatory purposes, each Holder shall have the right to elect to receive non-”voting securities” in lieu thereof.

ARTICLE III

MISCELLANEOUS

1. Unissued or Reacquired Shares. Shares of Nonvoting Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the corporation shall be retired upon their acquisition, shall not be reissued as shares of Nonvoting Preferred, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the corporation without designation as to series.

2. No Sinking Fund. Shares of Nonvoting Preferred are not subject to the operation of a sinking fund.

3. Reservation of Common Stock.

(a) Sufficient Shares. The corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the corporation, solely for issuance upon the conversion of shares of Nonvoting Preferred as provided herein to holders of such Nonvoting Preferred other than Prairie Holders, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Nonvoting Preferred then outstanding.

(b) Use of Acquired Shares. Notwithstanding the foregoing, the corporation shall be entitled to deliver upon conversion of shares of Nonvoting Preferred, as herein provided, shares of Common Stock acquired by the corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Nonvoting Preferred, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Compliance with Law. Prior to the delivery of any securities that the corporation shall be obligated to deliver upon conversion of the Nonvoting Preferred, the corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Listing. The corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Select Market or any other national securities exchange, the corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Nonvoting Preferred; provided, however, that if the rules of such exchange require the corporation to defer the listing of such Common Stock until the first conversion of Nonvoting Preferred into Common Stock in accordance with the provisions hereof, the corporation covenants to list such Common Stock issuable upon conversion of the Nonvoting Preferred in accordance with the requirements of such exchange at such time.

4. Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for the Nonvoting Preferred shall be the corporation. The corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the corporation shall send notice thereof to the Holders.

5. Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the corporation.

6. No Closing of Books; Cooperation. The corporation shall not close its books against the transfer of Nonvoting Preferred or of Common Stock issued or issuable upon conversion of Nonvoting Preferred in any manner which interferes with the timely conversion of Nonvoting Preferred. The corporation shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Nonvoting Preferred hereunder (including, without limitation, making any governmental filings required to be made by the corporation).

7. Cash In Lieu of Fractional Interests. If any fractional interest in a share of capital stock would, except for the provisions of this Article III, Section 7, be delivered upon any conversion of the Nonvoting Preferred, the corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

8. Taxes.

(a) Transfer Taxes. The corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Nonvoting Preferred or shares of Common Stock or other securities issued on account of Nonvoting Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Nonvoting Preferred, shares of Common Stock or other securities in a name other than that in which the shares of Nonvoting Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been, or will be, paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Nonvoting Preferred (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

9. Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, in each case addressed: (x) if to the corporation, to its office at 9550 West Higgins Road, Rosemont, Illinois 60018 (Attention: Corporate Secretary), or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the corporation (which may include the records of the Transfer Agent) or (z) to such other address as the corporation or any such Holder, as the case may be, shall have designated by notice similarly given.